EXHIBIT 3(i)
Articles of Incorporation (Amended)

CONSOLIDATED
ARTICLES OF INCORPORATION
OF
MICROS SYSTEMS, INC.

THIS IS TO CERTIFY:

FIRST: That we, Edward C. Covahey, Jr., whose post office address is 614 Bosley Ave., Towson, MD 21204; William F.C. Marlow, Jr., whose post office address is 614 Bosley Ave., Towson, MD 21204, and F. Vernon Boozer, whose post office address is 614 Bosley Ave., Towson, MD 21204, all being at least eighteen years of age do under and by virtue of the General Laws of the State of Maryland authorizing the formation of corporations, associate ourselves with the intention of formation of a corporation by execution and filing of these articles.

SECOND: That the name of the Corporation (which is hereinafter called the “Corporation”) is:

MICROS SYSTEMS, INC.

THIRD: The purposes for which the Corporation is formed are as follows:

(a)	To manufacture, assemble produce, distribute and sell electronic computerized control systems.

(b)	To engage in the manufacture, assembly and distribution of electronic circuitry and electric hardware.

(c)	To sell and merchandise all products as may be manufactured or assembled by the Corporation to private business firms and state, federal, local and foreign governments.

(d)
To guarantee the payment of dividends upon any shares of stock of, or the performance of any contract by, any other corporation or association in which the Corporation has an interest, and to endorse or otherwise guarantee the payment of the principal and interest, or either, of any bonds, debentures, notes, securities, or other evidences of indebtedness created or issued by any such other corporation or association.

(e)
To loan or advance money with or without security, without limit as to amount; and to borrow or raise money for any of the purposes of the Corporation, and to issue bonds, debentures, notes or other obligations of any nature, and in manner permitted by law, for money so borrowed or in payment for property purchased, or for any other lawful consideration, and to secure the payment thereof and of the interest thereon, by mortgage upon, or pledge or conveyance or assignment in trust of, the whole or any part of the property or the Corporation, real or personal, including contract rights, whether at the time owned or thereafter acquired; and to sell, pledge, discount, or otherwise dispose of such bonds, notes or other obligations of the Corporation for its corporate purpose.

(f)
To purchase or otherwise acquire, hold, and reissue shares of its capital stock of any class; and to purchase, hold, sell, assign, transfer, exchange, lease, mortgage, pledge or otherwise dispose of any shares of stock of, or voting trust certificates for any shares of stock of, or any bonds or other securities or evidence of indebtedness issued or created by any other securities or evidence of indebtedness issued or created by any other corporation or association organized under the laws of the State of Maryland or of any other state, territory, district, colony, or dependency of the United States of America, or of any foreign country; and while the owner or holder of any such shares of stock, voting trust certificates, bonds, or other obligations, to possess and exercise in respect thereof any and all rights, powers, and privileges of ownership, including the right to vote on any shares of stock held or owned; and upon distribution of the assets or a division of the profits of this Corporation, to distribute any such shares of stock, voting trust certificates, bonds or other obligations, or the proceeds thereof, among stockholders of the Corporation.

(g)
To guarantee the payment of dividends upon any shares of the stock of, or the performance of any contract by, any other corporation or association in which the Corporation has an interest, and to endorse or otherwise guarantee the payment of the principal and interest, or either of any bonds, debentures, notes, securities or other evidences of indebtedness created or issued by any such other corporation or association.

(h)
To carry on any of the business hereinbefore enumerated for itself, or for account of others, or through others for its own account, and to carry on any other business which may be deemed by it to calculated, directly or indirectly, to effectuate or facilitate the transaction of the aforesaid objects or business, or any of them, or any part thereof, or to enhance the value of its property, business or rights. The aforegoing enumeration of the purposes, objects and business of the Corporation is made in furtherance and not in limitation, of the powers conferred upon the Corporation by law, and is not intended, by the mention or any particular purpose, object or business, in any manner to limit or restrict the generality of any of the powers of the Corporation. The Corporation is formed upon the articles, conditions, and provisions herein expressed, and subject in all particulars to the limitations relative to corporations, which are contained in the general laws of this State.

FOURTH: The post office address of the principal office of the Corporation in this State is 7031 Columbia Gateway Drive, Columbia, Maryland 21046. The Resident Agent of the Corporation is Wendy Powell, whose office address is 7031 Columbia Gateway Drive, Columbia, MD 21046. Said Resident Agent is a citizen of the State of Maryland and actually resides therein.

FIFTH: The total number of shares of stock which the Corporation shall have authority to issue is 120,000,000, all such shares to be common stock, par value $0.025 per share. Dividends may be declared on the common stock and each share of common stock will entitle the holder thereof to one vote in all proceedings in which action should be taken by stockholders of the Corporation.

SIXTH: The Corporation shall have five (5) directors or such other greater number as by By-Laws of the Corporation may prescribe from time to time or as may be increased or decreased by resolution of the Board of Directors from time to time; and Paul Roger Bowen, Richard A. Anderson, Robert B. Fisher, Louis M. Brown, Jr., and Jeffrey C. Rice shall act as such until the First Annual Meeting, or until their successors are duly chosen and qualify.

SEVENTH: The following provisions are hereby adopted for the purposes of defining, limiting and regulating the powers of the Corporation and the Directors and Stockholders:

(a)
The Board of Directors of the Corporation is hereby empowered to authorize issuance, from time to time, of shares of its stock for such considerations as said Board of Directors may deem advisable, irrespective of the value or amount of such considerations, but subject to such limitations and restrictions, if any, as may be set forth in the By-Laws of the Corporation.

(b)
No contract or other transaction between the Corporation and any other Corporation and no act of this Corporation shall in any way be affected or invalidated by the fact that any of the directors of this Corporation are pecuniarily or otherwise interested in, any contract or transaction of this Corporation provided that the fact that he or such firm is so interested shall be disclosed or shall have been known to the Board of Directors or a majority thereof; and any Director of this Corporation who is so interested may be counted in determining the existence of a quorum at any meeting of the Board of Directors of this Corporation, which shall authorize any such contract or transaction, and may vote thereat to authorize any such contract or transaction, with like force and effect as if he were not such director or officer of such other corporation or not so interested.

(c)
The Board of Directors shall have power, from time to time, to fix and determine and to vary the amount of working capital of the Corporation; to determine whether any, and if any, what part of the surplus of the Corporation or of the net profits arising from its business shall be declared in dividends and paid to the stockholders, subject, however, to the provisions of the charter, and to direct and determine the use and disposition of any such surplus or net profits. The Board of Directors may, in its discretion, use and apply any of such surplus or net profits in purchasing or acquiring any of the shares of the stock of the Corporation, or any of its bonds, or other evidences of indebtedness, to such extent and in such manner and upon such lawful terms as the Board of Directors shall deem expedient.

(d)
The Corporation reserves the right to make, from time to time, any amendments of its charter which may now or hereafter be authorized by law, including any amendments changing the terms of any class of its stock by classification, reclassification or otherwise, but no such amendment which changes the terms of any of the outstanding stock shall be valid unless such change of terms shall have been authorized by the holders of four-fifths of all such stock at the time outstanding, by vote at a meeting or in writing with or without a meeting.

(e)
No holders of stock of the Corporation, of whatever class, shall have any preferential right of subscription to any shares of any class or to any securities convertible into shares of stock of the Corporation, nor any right of subscription to any thereof other than such, if any, as the Board of Directors in its discretion may fix; and any shares of convertible securities which the Board of Directors may determine to offer for the subscription to the holders of stock may, as said Board of Directors shall determine, be offered to holders of any class or classes of stock at the time existing to the exclusion of holders of any or all other classes at the time existing.

(f)
Notwithstanding any provision of law requiring any action to be taken or authorized by the affirmative vote of the holders of a designated proportion of the shares of stock of the Corporation, or to be otherwise taken or authorized by vote of the stockholders, a vote on a consolidation, merger, sale or transfer of assets, dissolution of the Corporation, partial liquidation of the Corporation, amendment of these Articles of Incorporation or reinstatement and extension of the Corporation’s charter should expire, shall be effective and valid if taken or authorized by the affirmative vote of a majority of the total number of votes entitled to be cast thereon, except as otherwise provided in this charter.

(g)	Deleted by Articles of Amendment dated January 14, 1981.

(h)
The Board of Directors shall have the power to declare and authorize the payment of stock dividends, whether of not payable in stock of one class to holders of stock of another class or classes, and shall have authority to exercise, without a vote of stockholders, all powers of the Corporation, whether conferred by law or by these articles, to purchase, lease or otherwise acquire the business, assets or franchises, in whole or in part, of other corporations or unincorporated business entities.

EIGHTH:

(a)
The Corporation shall indemnify its directors and officers, whether serving the Corporation or at its request any other entity, to the fullest extent required or permitted by the general laws of the State of Maryland now or hereafter in force, including the advance of expenses under the procedures provided by such laws.

(b)
The Corporation shall indemnify other employees or agents, whether serving the Corporation or at its request any other entity, to such extent as shall be authorized by the Board of Directors or the By-laws and as permitted by law.

(c)	The foregoing rights of indemnification shall not be exclusive of any other rights to which those seeking indemnification may be entitled.

(d)
The Board of Directors may take such action as is necessary to carry out these indemnification provisions and is expressly empowered to adopt, approve and amend from time to time such by-laws, resolutions or contracts implementing such provisions or such further indemnification arrangements as may be permitted by law.

(e)
No amendment or repeal of this Article Eighth of the Corporation’s Charter shall apply to or have any effect on any right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal.

NINTH: To the fullest extent permitted by Maryland statutory or decisional law, as amended or interpreted, no director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for money damages. No amendment of the charter of Corporation or repeal of any of its provisions shall limit or eliminate the benefits provided to directors and officers under this provision with respect to any act or omission which occurred prior to such amendment or repeal.